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Exhibit 15

The Stockholders and Board of Directors
First Data Corporation

        We are aware of the incorporation by reference in the Registration Statement on Form S-8 of First Data Corporation pertaining to its Supplemental Incentive Savings Plan of our reports dated April 10, July 10, and October 9, 2002 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2002.

        Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP
December 16, 2002 Denver, Colorado

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  Exhibit 15